EXHIBIT 99.2

CORPORATE PARTICIPANTS

Jack Jancin Helen of Troy Limited - SVP Corporate Business Development

Julien Mininberg Helen of Troy Limited - CEO

Brian Grass Helen of Troy Limited - CFO

CONFERENCE CALL PARTICIPANTS

Bob Labick CJS Securities - Analyst

Jason Gere KeyBanc Capital Markets - Analyst

Steph Wissink Piper Jaffray & Co. - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Helen of Troy Limited First-Quarter FY16 Earnings call. Today’s conference is recorded. At this time, I would like to turn the conference over to Mr. Jack Jancin, Senior Vice President Corporate Business Development. You may begin.

Jack Jancin  — Helen of Troy Limited - SVP Corporate Business Development

Good afternoon, everyone, and welcome to Helen of Troy’s first-quarter FY16 earnings conference call. The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance and key accomplishments of the quarter, and then update you on areas of focus for FY16.

Then, Mr. Brian Grass, the Company’s CFO, will review the financials in more detail and comment on the Company’s outlook for FY16. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information, and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted on the Company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on the Company home page, and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien Mininberg  — Helen of Troy Limited - CEO

Thank you, Jack. Good afternoon, everyone.

Our first quarter marked a solid start for FY16, positioning us well to achieve our goals for the year. From a numbers standpoint, we reported a double-digit increase in net sales, 10.8%, and grew adjusted earnings per share 1.9%, and that came despite a greater than expected impact from foreign currency and the West Coast port disruption.

The quarter was led by our Healthcare and Home Environment segment, driven by new product introductions, a relatively strong end to the cold and flu season, and the VapoSteam acquisition. This segment was the one most impacted by foreign currency headwinds.

The Healthy Directions acquisition contributed almost $40 million to sales revenue. Our Housewares segment had a $1.6 million sales decline in the quarter, as strong point of sale activity and new product introductions were offset by a shift in timing of customer orders and inventory levels at several key retailers.

We reorganized and renamed our Beauty segment, formerly known as Personal Care. And, while sales were down year-over-year in Beauty, we marked another quarter of progress towards stabilization. Overall, I am pleased to see our key initiatives gain traction, and believe we are on pace to achieve the objectives we have set for the year.

We are progressing well on executing the seven key strategic priorities that guide our multi-year transformation. These were outlined in depth in our Investor Day in May. Thank you to all for who attended. We were very much pleased to introduce you to our Global Leadership Council, to more of our products, to our culture, and to our plans. We spoke specifically about progress to date and the initiatives we are implementing to further advance our strategic plan. I would encourage anyone who has not yet done so to listen to the replay that is available on the Investor Relations portion of our website.

Today, I’d like to update you on how our strategic priorities have advanced in this first quarter. The first strategy is to Invest in our Core. To advance it, we’re making prudent investments in developing and launching new products, new got to-market plans, and new marketing activities for brands with leading positions and brands with the potential to grow market share.

During the quarter, we benefited from a number of recent product launches, including OXO’s innovative new GreenSaver product, which shipped in the spring. GreenSaver has been extremely well received at retail, and is also getting great press. GreenSaver is a great example of the type of product that includes a higher margin consumable, generating a repeat cycle and improving our profitability.

Consumables with repeat purchase cycles remain a key focus area for the Company. OXO GreenSaver also nicely illustrates the benefits of increased collaboration across Helen of Troy, this time with the expertise in activated carbon from our PUR water filtration group supporting OXO as they developed the product.

In addition, during the quarter, Healthy Directions launched a new lung and bronchial supplement under its best selling brand, Dr. Sinatra.

We are investing behind new product development and launches in Beauty, as we work to reinvigorate that segment. We also invested in more efficient brand building for Beauty by redirecting our marketing support towards higher payout vehicles based on a recent quantitative analysis of marketing spend.

The second strategy involves Strategic, Disciplined M&A. As many of you are aware, we closed two Vicks inhalant transactions during the quarter. We acquired the Vicks VapoSteam business. We also acquired a fully paid up license for the Vicks VapoPad trademark, eliminating future royalty expense on these products.

These transactions combined now the market leading Vicks devices that we have sold for nearly 20 years with additional consumables that sweeten our mix at an attractive valuation. We will continue to build upon our track record of accretive acquisitions, as we are constantly looking at opportunities to expand in categories and geographies where we believe we can develop leadership market positions, and carve out a competitive advantage.

The third is focusing on Consumer-Centric Innovation. We have talked in the past about our increased focus on innovation, based on in-depth consumer and competitive understanding. During the quarter, that focus manifested itself in four key areas. First, we reorganized to deliver product innovation in Beauty, as our consumer market research has uncovered promising opportunities. Second, we added internal and external product design capability for Beauty.  Third, we benefited from the new Braun thermometers, as the cold and flu season ended in the quarter. Fourth, we announced the introduction of a premium line of kitchen electrics under the OXO On brand, and look forward to launching them in the second half.

I am delighted to see OXO’s first foray into electrics, leveraging the Company’s expertise for electrical appliances in Beauty, Healthcare and Home Environment. As OXO enters this space, we have had terrific collaboration with our shared service teams.  Another example of shared services adding value Company-wide.

Separately, during FY16, we have applied our previous success in callus buffers now under the Dr. Scholl’s brand name in North America, which includes consumables, and are being marketed under a new distribution arrangement with good results.

The fourth strategy is to Upgrade our Organization and People Systems. We have already highlighted the considerable amount of change implemented in this area, including our Global Leadership Council, as well as the promotion of proven Helen of Troy leaders and the recruitment of new talent into our organization.  We have also rolled out our new compensation program, designed to retain and motivate top talent.

To help implement our people system strategy worldwide, Lisa Kidd has joined Helen of Troy as Global Vice President of Human Resources. Lisa has a strong background in talent development, in globalization of shared services and in people systems.

During Q1, we reorganized and renamed Personal Care into a global Beauty organization under recently hired President, Leah Bailey. The reorganization includes a significantly streamlined approach to the retail and professional markets, unifies multiple sales and marketing organizations, and also key support functions in Beauty such as finance, creative services and marketing support.

The fifth is to Develop Best-in-Class Shared Services. Leveraging the new leadership and best practices we now have in place, we are driving improved warehouse efficiency and inventory management. The improvements in information technology identified under the direction of our new CIO are critical enablers to realize the efficiency upgrades and cost savings in project Fuel For Growth.

The sixth is to Attack Waste. During our Investor Day in May, we outlined our Fuel for Growth initiative, in which we have identified at least $10 million of ongoing savings opportunities within shared services. $2 million of that was put into place in FY15, and another $4 million is being put into place in 2016. We are on track to achieve these goals. And as previously indicated, we are reinvesting a portion of the savings to grow our core, and to offset margin compression from foreign exchange.

And the seventh is to Improve Asset Efficiency and maintain our Shareholder Friendly Policies. We are diligently focused on maintaining a strong balance sheet, and our inventory levels have remained roughly in line with the prior-year period even as sales have grown over 10%. We are eliminating lower productivity SKUs in Beauty, and improving our working capital efficiency.

On the capital side, we effectively used our capital structure to make acquisitions, and have nearly paid down the debt incurred from both the Healthy Directions and VapoSteam transactions. We will continue to use the strong cash flow generation of our business and financial flexibility of our balance sheet to invest in our core business first, search for accretive acquisitions, and then consider return of capital to shareholders.

We will also continue to proactively engage with investors and analysts. In fact, we will be presenting at CJS’ New Idea Summer Conference next week, and look forward to seeing those of you who will be attending.

In summary, I’m very pleased with the strong work of Helen of Troy employees worldwide. These employees are implementing our strategies with tremendous gusto. They are bearing fruit, and putting the Company on a path to sustainably deliver our long-term targets.

Our FY16 guidance remains unchanged. And our long-term targets include organic revenue growth of 2% to 3% per year, average margin expansion targeted at 30 to 40 basis points per year, and organic adjusted diluted EPS growth targeting 7% per year.

And with that, I would like to turn our call over to Brian Grass, our CFO.

Brian Grass  — Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon, everyone.

Before I begin discussing our first quarter FY16 results, I would like to briefly touch upon foreign currency. We discussed this in depth on our fourth quarter call, and I think it warrants review today, given the significant impact it began to have at the close of FY15, and the expected impact for the full year in FY16 we have previously provided.

As we discussed in detail on our fourth-quarter call, the weakening of foreign currencies against the US dollar affects our Company’s results in several ways. First, when the dollar strengthens, it reduces our US dollar reported net sales, operating income and net income. However, unlike some other multinational companies, most of our sourcing is done in the US dollar. So there is little to no reduction in our reported cost of goods sold when foreign currencies weaken.

Further, a large portion of our EMEA operating expenses are denominated in the Swiss franc, which appreciated fairly significantly as other foreign currencies were weakening. This resulted in higher US dollar reported operating expenses for our Company in the first quarter, compared to the same quarter last year.

We also provided a rule of thumb when thinking about the impact of foreign currency fluctuation on Helen of Troy’s results. For every $1 fluctuation in net sales from foreign currency, as much as $0.60 to $0.70 could fall to operating income depending on the mix of currencies and their relative volatility against the US dollar.

Second, there is also an impact from the settlement of transactions and the remeasurement of the Company’s monetary assets and liabilities denominated in foreign currencies, which is recorded in SG&A, as is the impact of settlements of any hedging transactions that the Company may enter into. We attempt to mitigate the impact of foreign currency fluctuations through price increases. But our ability to take price increases is limited by market conditions, and we often are not able to pass along the full impact. We also consider forward contracts to hedge against exchange rate risk.

So with that, I would like to start by highlighting the impact that foreign currency had on our results for the first quarter. Foreign currency exchange rate fluctuations reduced our reported net sales revenue by approximately $7.7 million, or 2.5% year-over-year. The impact was slightly worse than assumed in our FY16 outlook due to further weakening in the average Euro and Mexican peso exchange rates during the first quarter. We also had net foreign exchange losses of $880,000 recorded in SG&A for the first quarter of FY16, compared to a $30,000 loss in the same period last year.

Now moving to my discussion. Overall results were in line with our expectations, despite several headwinds not included in our outlook. First, as I mentioned, the drag from foreign currency was slightly worse than expected. Second, the West Coast port disruption adversely impacted sales, mostly in our Beauty segment. And lastly, we experienced an estimated $1 million shift in Housewares segment customer orders out of the first quarter and into the second quarter. These factors were offset by sales growth in our Healthcare Home Environment segment despite a currency drag of $5.2 million, and the results of a favorable margin mix within the segment.

Now moving on. Consolidated sales revenue was a $345.3 million for the quarter, a 10.8% increase over the year-ago period, which includes a decline in our core business of $6.5 million or 2.1% for the quarter. The decrease in core business sales revenue includes the negative impact of $7.7 million or 2.5% from the foreign currency fluctuations referred to previously.

As Julien touched on, our Healthcare Home Environment segment achieved growth of 0.4% despite a foreign currency headwind of $5.2 million or 3.6%. The VapoSteam acquisition added $650,000 of sales for the two months of operations included in the quarter. The VapoSteam business is highly seasonal, and is expected to peak in our third fiscal quarter, so the sales included in the first quarter are not indicative of annualized results.

The Housewares segment decline of 2.4% was primarily due to a shift in the timing of customer orders into the fourth quarter of FY15 and into the second quarter of FY16, as well as inventory adjustments at several key retailers. Point-of-sale activity continues to be strong, and we believe these impacts in the first quarter are temporary.

Healthy Directions contributed $39.4 million in sales during the quarter. While we did experience a sales decline in our Beauty segment of 4.7% or $4.9 million, approximately $2.2 million or 2.1% of the decline was due to foreign currency. Sales were also adversely impacted by the West Coast port disruption. The dispute ended in February, but the resulting backlog had an impact on our first-quarter results. Delivery times appear to have normalized in our second quarter.

Consolidated gross profit was 41.5% of net sales, compared to 38.3% of net sales in the first quarter of FY15. The 3.2 percentage point improvement was primarily due to three months of operations of the Nutritional Supplements segment, and the recent acquisition of VapoSteam, which had a combined favorable impact of 4 percentage points on the consolidated gross profit margin. Gross profit margin in the core business declined by 0.8 percentage points compared to the same period last year, primarily due to the negative impact of foreign currency fluctuations year-over-year.

SG&A was 32.9% of net sales, compared to 28% of net sales for the same period last year. The increase was primarily due to a higher relative SG&A ratio in the Nutritional Supplements segment, which increased the SG&A ratio by 4.2 percentage points. The SG&A ratio in the core business, excluding Nutritional Supplements and VapoSteam, increased 0.8 percentage points, primarily due to higher advertising, marketing and product development expenditures, higher year-over-year net foreign currency exchange losses of $880,000, and higher compensation expense.

Operating income was $26.5 million, and includes non-cash asset impairment charges of $3 million. This compares to operating income of $23.1 million in the same period last year, which included non-cash asset impairment charges of $9 million. Adjusted operating income, excluding non-cash asset impairment charges, non-cash intangible asset amortization expense and non-cash share-based compensation, was $38.4 million compared to $38.7 million in the same period last year. Adjusted operating margin was 11.1% compared to 12.4% in the same period last year, primarily reflecting the drag from foreign currency.

Income tax expense as a percentage of pretax income was 14.2%, compared to 17% for the same period last year. The year-over-year comparison of our effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions.

Net income was $20.4 million or $0.70 per diluted share on 29.1 million weighted average shares outstanding. This compares to net income in the first quarter of FY15 of $16.4 million or $0.55 per diluted share on 29.6 million shares. Adjusted income was $30.7 million or $1.06 per diluted share, compared to $30.8 million or $1.04 per diluted share for the first quarter of FY15.

Now moving on to our financial position at May 31, 2015. Accounts receivable was $210 million, compared to $217.4 million at the same time last year. Receivable turnover was 57.1 days compared to 63.2 days at the same time last year, reflecting the favorable impact of Healthy Directions which collects the majority of its revenue before product is shipped to the customer.

Inventory was roughly flat at $299.3 million compared to $293.1 million at the same time last year and includes $8.1 million of inventory from Healthy Directions that was not in our inventory balance last year. Inventory turnover remained flat at 2.7 compared to the same period last year.

Total short and long-term debt increased to $438.8 million at May 31, 2015 compared to $425.7 million at May 31, 2014. The increase primarily reflects borrowings incurred in conjunction with the acquisitions of Healthy Directions for $195.9 million and VapoSteam for $42.8 million, largely offset by net repayments of almost $226 million. We ended the first quarter with a leverage ratio of 1.97 times, compared to 1.93 times at the end of the fourth quarter of FY15.

Now I’d like to turn to our outlook for FY16. Please note that we have provided a reconciliation of FY16 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon. As we discussed, results for the first quarter of the fiscal year were in line with our expectations, and we are maintaining our outlook for the full FY16.

We continue to expect consolidated net sales revenue in the range of $1.485 billion to $1.536 billion and GAAP diluted EPS in the range of $4.33 to $4.73. This includes projected sales and GAAP diluted EPS from the VapoSteam acquisition in the range of $10 million to $11 million, and $0.03 to $0.08, respectively, for the 11 months included in our FY16 results.

On a segment basis, for FY16, we continue to expect sales growth for Housewares and Healthy Directions to be in the mid-single digits, and for Healthcare Home Environment to be in the low single digits. For Beauty, we continue to expect to see a sales decline in the low to mid single digits.

We continue to expect consolidated non-GAAP adjusted diluted EPS to being the range of $5.40 to $5.85, which excludes after tax non-cash asset impairment charges, non-cash share based compensation expense, and intangible asset amortization expense. This includes adjusted diluted EPS for VapoSteam in the range of $0.04 to $0.11 per share.

Our FY16 outlook assumes foreign currency exchange rates for the balance of the fiscal year will remain at current levels. This is expected to negatively impact the annual year-over-year net sales revenue by approximately $28 million, full year net income by approximately $17 million, and full-year earnings per share by approximately $0.59. We expect our FY16 effective tax rate to range between 14% to 16% on an annual basis.

The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29 million for the full FY16. Further outlook assumes that the severity of the cold/flu season will be in line with historical averages. As a reminder, the most recent cold/flu season was above average.

The likelihood and potential impact of any FY16 acquisitions other than VapoSteam, further asset impairment charges, future foreign currency fluctuations including any potential currency devaluation in Venezuela, or share repurchases are unknown and cannot be reasonably estimated. Therefore, they are not included in our sales and earnings outlook.

As a reminder, in FY15, the Company benefited from an after tax gain of $0.24 per share from the amendment of a license agreement, an after-tax decrease in product liability estimates of $0.05 per share, and tax benefits of $0.15 per share that are not expected to repeat in FY16. These items negatively impact the year-over-year comparison of adjusted diluted EPS to FY16 by a combined $0.44. As mentioned, the year-over-year comparison is also negatively impacted by the estimated foreign currency impact of $0.59 in FY16.

Finally, we believe our FY16 guidance reflects a balanced approach with respect to investment in organic growth and maintaining healthy margins. Our guidance reflects planned incremental investments in market research, innovation, new product development and marketing and advertising of over $15 million. As we did on our fourth-quarter call, I would like to reiterate that we continue to expect higher marketing and advertising spend as a percentage of sales in the first half of the fiscal year in support of key brands and growth initiatives leading into our peak selling season.

And now I’d like to turn the call back over to Julien for some closing remarks.

Julien Mininberg  — Helen of Troy Limited - CEO

Thank you, Brian. Overall, a good quarter, and a good start to the fiscal year. We are growing the business, improving the organization and also the culture. We are making good progress executing our multi-year transformation strategy. And we continue to invest in our business to drive product innovation, demand and long-term growth. I believe we are on track to achieve these objectives, that we have set for ourselves in the current fiscal year and also our long-term targets.

With that, I’d like to turn the call over to the operator to begin the question and answer portion.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Bob Labick, CJS Securities.

Bob Labick  — CJS Securities - Analyst

I wanted to start with OXO. Thank you for the explanation on the timing of sales. You have a bunch of exciting launches coming up in the second half in electrics, as you mentioned, and bakewares. Could you talk a little bit about the timing of sales for those, when those might roll in?

And then also, can you talk about the marketing? I think, Brian, you just alluded to it at the end. Talk about the timing of marketing, if that was part of the delta in the margin that we saw in Q1 in OXO.

Brian Grass  — Helen of Troy Limited - CFO

Yes, sure. I guess we will hit the second part of it first, and then, Julien, maybe you want to touch on the timing on the introductions.

So, yes, there is incremental investment that is occurring in the first and second quarters. Largely in support of key initiatives in our peak selling season in the third and fourth quarters. And so as we tried to point out at the end of Q4 and also in the Investor Day, that the margins would be compressed slightly in the first and second quarters as a result of that incremental spend. And then the benefit of that spend occurs in the third and fourth quarters. So, there is a little bit more spend as a percentage of sales in the first half than there would be in the second half. Does that answer your question?

Bob Labick  — CJS Securities - Analyst

Yes, absolutely.

Julien Mininberg  — Helen of Troy Limited - CEO

Yes, and on that spend. Bob, we are beefing up the OXO website, beefing up the product knowledge level of in-store reps, places like Bed, Bath and others. As I think you yourself saw in the pots and pans, we wanted to make the store level folks understand more of those new pots and pans, and that will pay off as we bring other new products to them in the back half.

And on your question about launch timing, we are planning to be in the market with the electrics in time for this holiday season, so think late fall shipping. And in the case of the bakeware, it’s a little too soon to get the detail on that one, but also in the back half of our fiscal year.

Bob Labick  — CJS Securities - Analyst

Great. And then jumping over to the HHE. Sales were quite strong, I think, despite the FX, and I thought you had a pretty tough European fan comparable, if I remember. Can you just talk again a little bit about some of the drivers on the sales there?

Julien Mininberg  — Helen of Troy Limited - CEO

Yes. Appreciate that, and appreciate you recognizing the tough base and the history. So, growing over that base is always impressive. And as Brian mentioned, they climbed over 3.5 points of foreign exchange related. I think it was the $5.6 million — $5.2 million, sorry that he mentioned. So, bravo.

The thermometers helped a lot. So, you remember that we has those three new thermometers in the market on Braun. We got benefit from that as the cold and flu season, which was above average, has the last of its strength period, which traditionally happens in March and April. So, squarely in this quarter, so they got the benefit of that.

They also got the benefit — while fans weren’t their strongest piece of other parts of that business, holding on strong. And then in the case of the growth, to grow over that historical base, not so shabby. Health and Home has a lot of good stuff planned for the rest of the fiscal year. We have got new professional thermometers coming online and other good drivers. So, we are optimistic.

And as you’ve seen from our Investor Day and others, we continue to be a very strong share performer and also a market share grower in air purifiers. And we’re putting plenty of power behind our Pur water filter business to pump that one up as well.

Bob Labick  — CJS Securities - Analyst

Great. And then on Healthy Directions, the sales were nice. We obviously haven’t seen a previous Q1. Margins were down, I think probably marketing related. Could you just talk about where you expect those margins to be over a full-year basis and if this is a typical marketing spend quarterly margins for Healthy Directions?

Brian Grass  — Helen of Troy Limited - CFO

Yes, I would say that this quarter is not typical with respect to margin. You saw a decline sequentially in the margin compared to what we have for the eight months in FY15. And you’re correct that that’s largely due to promotions and development of the online business in that channel.

And we are doing some advertising around direct response. And we’re also doing some things where when we get new customers, we’re offering promotions, free product, to get on auto delivery. So, what you are seeing is a little bit of a double impact of the cost of acquiring the customer, but then also the reduction in sales through the promotion. So, that is causing a little bit of compression in margin. But we believe there is a future pay off in increasing the customer buyer file and then also getting them on Healthy Directions. So, this is not typical on an ongoing basis, the margin should be — the operating margin should be somewhere between 11% and 13%. So yes, that should improve on a go-forward basis.

Julien Mininberg  — Helen of Troy Limited - CEO

On your growth question for Healthy Directions, while we have not published year-over-year comparisons, haven’t anniversaried it, we can say that it is growing. It’s growing in line with our expectation. It’s growing faster than any other segment in the Company, and that’s exactly what we were expecting.

I can also say that on this margin period-to-period stuff that Brian is talking about, as we say in our 10-Q, we are expecting Healthy Directions warehouse consolidation project to come online in the back half of the fiscal year. And that is on track execution-wise, and that will be a margin help for Healthy Directions and also helps spread some overhead around the Company.

Brian Grass  — Helen of Troy Limited - CFO

And, Bob, I’ll just make one more point. The Healthy Directions, or the Nutritional Supplement segment, absorbed $750,000 of allocations that it didn’t have previously. So that’s also a drag on the margin.

Bob Labick  — CJS Securities - Analyst

Great. Appreciate that. I’ll jump back in queue and let others go, but look forward to seeing you next week at our conference. Thanks.

Julien Mininberg  — Helen of Troy Limited - CEO

Yes, thanks. That will be great.

Operator

Jason Gere, KeyBanc.

Jason Gere  — KeyBanc Capital Markets - Analyst

I actually missed part of Bob’s early question on OXO. The first question I was going ask, in terms of the inventory adjustments that you saw out there, if you can provide any color on that.

And then in general, you were talking about some of the A&P spending being higher in the first half. I was just wondering about with OXO On, what you might be planning for the back half of the year, how big of a rollout will that be? And then I have an additional question.

Julien Mininberg  — Helen of Troy Limited - CEO

Yes, let me start and then I’ll turn it over to Brian on the inventory one. Because you missed, so I’m not sure which part you missed. So just to reiterate, OXO, you probably remember, had a very strong Q4 at the end of FY15. And there were several million dollars of sales that were taken into that period. In addition, there was about $1 million of sales that pushed from Q1 now into Q2, so we’re enjoying that benefit as Q2 gets rolling. All that said, those are $4 million out of Q1, and that is reflected in the OXO top line number.

The inventory side at the customer level, also impacted Q1, specifically to your question. And we did see a couple of customers making adjustments at that inventory level. That said, please don’t be concerned. We are seeing very strong POS lift, or point of sale, at the shelf level for OXO in line with or even a little ahead of OXO’s historical growth rate. So, we see that as trade inventory, not in any way a softening in consumer demand, which is in fact a little bit stronger than what we have seen historically.

And in terms of the spending side, we are spending — and again, I don’t know which parts you heard, we are spending a bit on improving the website of OXO, taking eCommerce to the next level. We’re spending a bit on in-store product knowledge of clerks at the store level, because we’re bringing new categories online and have new competitors to differentiate our products against in areas like pots and pans, now in the GreenSaver type of product and soon enough in the electrics.

And then we are investing significantly in preparing to launch our new products on OXO such as bakeware and also the electrics themselves. So, these are the kind of the things where the money is going. And in terms of what it sets us up for, it’s our expectation that we will see the benefit of those as the consumer demand continues, as OXO continues its proven recipe of maxing out stores in terms of distribution. Then adding new categories, and ultimately, also growing international. And that has been a good recipe for OXO for many years.

Jason Gere  — KeyBanc Capital Markets - Analyst

And then just adding on on OXO, so you guys are still, or have been absent with one obviously large retailer. And I was just wondering if you could talk a little bit about any possibility of revisiting that relationship where you sell other products, but just not OXO at this point?

What we’ve seen in HPC is that some brands that have never sold there before are finding ways to sell maybe a lower price point version of their product to cater to that customer. So, I was just wondering, just broadly and obviously not tipping your hat, but just what are you open to that relationship? And is there an opportunity for increased distribution if you were able to proceed with that one retailer?

Julien Mininberg  — Helen of Troy Limited - CEO

Yes, I understand. First of all, starting off, you are talking about our biggest customer and one of the largest retailers in the world. And first of all, we deeply respect them. We have a very large relationship with them that cuts across most of our product lines, and we consider them an exceptional customer and partner across all the businesses that we do with them.

As we consider the positioning of all of our brands, OXO tends to be in the premium end of things in those categories. And while we do have a one click-down price point line in the SoftWorks, which we sell for example at Target. It is not our intention to introduce a yet lower line to go further in mass, and it’s not our intention to broaden distribution in that part of the mass channel, large though it may be.

It is our intention to continue working the premium end of OXO. You can see that with the electrics. You’ve probably seen the price points are as high as $299, and that’s obviously a different segment and a different type of consumer that would buy products at the very high end of those categories.

And all that said, differentiation is the magic word. And we are always working very hard to fight off commoditization, and that works against the area that you are talking about. So differentiation, premium, and category expansion, international growth, we think that’s the better recipe and the appropriate one for the OXO brand.

Jason Gere  — KeyBanc Capital Markets - Analyst

Okay. No, I appreciate your candor on that. And then just the last question, as you think about the M&A environment. Obviously, you are now anniversarying Healthy Directions and that’s now going to be part of the organic sales base. And usually you guys are good for a good sizable bolt-on acquisition.

So as you think about M&A and the use of the cash and where your leverage is right now, do you think more about additional, smaller, adjacent tuck-ins like you did with the Vicks acquisition that you did a few months ago? Or is there still, as you think about the portfolio, think about a bigger global scale as other HPC companies are now thinking.

Is there room to do maybe another leg in the portfolio, to get further scale and maybe this would be more fuel to the fuel for growth cost savings opportunity growing longer term? I know you talked about this is the Analyst Day, but I was just wondering, any updated thought and just what you’ve seen in the landscape right now from an M&A perspective? Thank you.

Julien Mininberg  — Helen of Troy Limited - CEO

Sure, thanks, Jason. A very good interesting question, and a good one. And yes, we have seen. We’ve seen acquisitions like the Armor All one from our friends at Spectrum. Everyone, I’m sure, saw in the newspaper the announcements today with regard to Cody. And so those are big moves.

If you look at our own history, what you’ll see is both the types of acquisitions that you’re talking about conducted within the last 12 months. Meaning both bolting on a new leg, that was vitamin and mineral supplements under Healthy Directions, and that was a, I don’t know if it is a bold, but nonetheless moving far into a new area consistent with our overall healthcare business. Which is now roughly a third of the Company. And so a big bolt on and a big new leg.

You have also seen us go tuck in. Adding the high margin consumable under Vicks around the Vapo-Steam and those VapoPad license buy out. And so we’re able to do both. It is strategic for us to do both, and we have done both.

And in terms of our balance sheet, you have heard Brian talk about our debt ratio now coming down under 2 times. And if you project our cash flow forward, what you’ll see is the ability to have significant balance sheet flexibility to make large acquisitions, should we choose to, or also other smaller ones.

And then rewinding just for a moment to Investor Day, that string of pearls approach that we talked about. I think we went out of our way to talk about the string of pearls has to be strategic, meaning along the line of pearls. But nonetheless, can have different size pearls in it. And ending up on strategy, multi-size, some bolt-in, some tucking into our existing businesses and then bolting on new legs. It’s all available. Jack Jancin, who is here with us today, spends much of his time combing through that. And I can assure you that he and I are in constant contact on opportunity after opportunity and we are literally visiting, looking, trying all of the different ways that appeal to us. When we find just the right fit, we will grab it.

Jason Gere  — KeyBanc Capital Markets - Analyst

Great. Thank you very much, guys.

Operator

Steph Wissink, Piper Jaffray.

Steph Wissink  — Piper Jaffray & Co. - Analyst

I just want to follow-up on a comment that you made regarding the M&A to Jason’s question regarding the consumables specifically. Could you just talk a little bit about some of the categories that you look at broadly as having that consumables element that would be attractive?

And then just as a follow-up to that, can you remind us about some of the plans around the integration of some of the consumables businesses? Do they need to tie back to an existing business, or is that a characteristic that you’re looking for going forward as you think about capital deployment?

Julien Mininberg  — Helen of Troy Limited - CEO

Interesting question. Let me speak just broadly about consumables for a moment. There’s two basic types, there’s products like you see in our personal care products area, Infusium 23, Brut, Sure, et cetera, where the intention of purchasing the product is to consume it and then repeat the purchase cycle, hopefully as a loyal user, constantly expanding the facings in your medicine chest or bathroom, wherever the product may be used. And those types of products have been a part of our portfolio for a long time.

We are also adding now increasingly consumables that go with devices. So think printers and cartridges, and that’s where the VapoSteams of the world come in. In the case of that type of consumable you saw us buy in that space close in to your point, and not a huge new reach. But also to Jason’s comments about Healthy Directions, you also saw with that the other kind of consumables under Healthy Directions where in this case, the device is your body and the consumables are the products that you’re buying to constantly replenish the vitamins and mineral supplementation of your health system. And in the case of both the point is, we have pursued both. They’re both on strategy for us.

In the case of the cycles and how we look at it, we look for the margins to be significantly above average for the category that they are playing in. We look for leadership as a brand name, Vicks and Healthy Directions both passed those tests with flying colors. You see the very high margins on Healthy Directions, in the 70% range at the gross margin, and you see it above average for us on the bottom line as well.

And while we have not publicly disclosed the Vicks VapoSteam margins, they’re not so different. And in the case of the ability to grow them, we look for them to grow faster than the devices themselves and we look for them to be in categories that themselves are growing faster. And Healthy Directions and VapoSteam passed both those tests as well.

And then in terms of the growth, there is a magic mathematical fact about high margin consumables. Which is that as the installed base of devices increases, like, think razor handles, every year there’s more and more handles out there, more and more printers, the natural accumulation of the people able to buy the cartridges or our consumable products just grows mathematically. So, there’s a bit of a math friend in that area. So, that is the underlying strategic logic. It’s the math for it, and it’s also the behavior that we’ve done.

And in terms of which categories, we fairly open, to be honest. It’s amazing the range that we’ve looked at. And to the point before about string of pearls, whether they are bolted on or tucked in. We’ve looked at both kinds, and we’ve bought both kinds, and we continue to do that. And that’s our M&A approach.

It has to feel right, though. And we won’t just buy it because it has that model, we will buy it because we think we are able to make it better and then use our shared services platform to take out cost or scale it up.

Steph Wissink  — Piper Jaffray & Co. - Analyst

That’s very helpful. Thank you. Just two follow-up questions, more related to the reported P&L. Can you talk a little bit about (technical difficulty) spend, and where we are in that migration from a holding company to an operating company?

How should we think about the progress in the margin and leverage area? And then also as a follow-up, Julian, I would like to hear your thoughts on the beauty business. How are we tracking, how are the milestones looking there, what should we think about in terms of benchmarks here over the next 6 to 12 months? Thank you.

Brian Grass  — Helen of Troy Limited - CFO

Yes, this is Brian. I will talk about SG&A a little bit. I would say that our SG&A ratio for the quarter is higher than you would expect on a normalized basis and I think that would be expected by you. As we tried to call out, there are advertising and promotional and the product development costs incurred in the quarter that will benefit future quarters.

So, I think the way we’ve tried to picture this or put this in perspective for you guys is on annualized, more on an annualized basis, not a quarter to quarter basis. And I think what we’ve set for the long-term targets still remains true, which is the 30 to 40 basis points of improvement in operating margin.

And the cost savings that we have outlaid or are laid out for you guys, some of that being returned to the bottom line, but some of that being pumped back into the business for future growth. So that is the way that I would layout margin expansion and the SG&A costs.

Julien Mininberg  — Helen of Troy Limited - CEO

A quick build on SG&A, and then I’ll talk about your Beauty question. Remember Healthy Directions, by its very nature, has higher SG&A. And nonetheless, higher margins than the average for the Company on the bottom line, just because we’re fulfilling the orders. There is no retailer in between.

The marketing and new product development investments that Brian was talking about, both in the script and his comments now, speak to a bit higher SG&A in this first half of the year as a percentage of the sales which are at their seasonal low point, so there is just a bit of math there.

And then remember the FX comments, as we incurred expenses in foreign exchange, such as Swiss francs in Europe, the sales come in at a lower dollar translation as they come back to us from euros. And nonetheless, our dollars go out the door in expense in Swiss francs, so that is a double whammy effect. So, those are the things that I would add as built on the SG&A front.

And in the case of the Beauty progress, a lot to like here. We’re taking all those key areas that I have mentioned a few times, and I will touch each of them here. But before I do, I’ll just say, the quarterly progress is looking pretty good. If you take that 4.7% that Brian talked about in terms of decline, first of all, it’s in line with our mid single-digit target that we said for the year in terms of the decline rate in Beauty. As we try to get back to flat, remember that was an 18 month glide path.

And if you look at the impact of foreign exchange, which I believe was about 2% of that 4.7%, as well as the port strike — sorry, port labor disruption, which largely impacted beauty more than our other businesses. Those were headwinds of the 4.7%, and nonetheless, the 4.7% in line with our projection. So, we found that aspect encouraging.

I’ll also say that if you take the last couple of quarters together, the last two quarters of last year and the first quarter of this year. That is three in a row at this point, and you compare them, for example, to the first half of last year where you saw strong double-digit declines, you can see a deceleration. And that’s why I say progress towards deceleration, despite the minus 4.7%. So, that’s just the comparison and the math and the trend of it.

And then you take the other aspects like packaging, new product development, quality, marketing and the other areas that we’ve outlined as the elements of stabilization and we have excellent progress in all of them. If you go to the shelf, you’ll see increasingly better products coming online. If you look at our quality, we are making meaningful improvements in some key products. And if you look at our packaging, you’ll see much better branding.

You will see fewer SKUs that are more appropriate for the assortment that our consumers want and that retailers will support. And you’ll see more statement of benefits, and just better branding on the package. Better brand blocks, et cetera.

And then if you look at the work being done in new product development, while we haven’t put new Beauty products onto the market, it is only been a few months since we started that effort, there are several that are soon coming to the market. We cannot wait to share them with you as soon as they shipped.

And we are seeing nice customer reception at the sell in phase. So, it is nice to see a real innovation being grabbed by customers. When it’s on shelf, we’ll talk all about it and hopefully see it sell through nicely.

And then as an example that did ship in the last couple of quarters is that callus buffer under Dr. Scholl’s that also has the high margin consumable model. We’re distributing that through outside distribution agent, and it is just selling well. So, there is a lot of examples in Beauty progress. That said, plenty of headwinds.

And then lastly, the reorganization that we talked about here on the call today is significant. We have unified multiple retail sales and marketing organizations. We’ve kept our professional organization separate, but nonetheless, unified the ethnic part with the general market part within professional. And we have put a shared service concept within Beauty in things like sales, marketing — sorry, finance, marketing services, and a few other creative services, a few other aspects that allow us to take a bit of cost out and to have less silos within that area. So, lots of progress would be my long answer.

Brian Grass  — Helen of Troy Limited - CFO

Steph, just one more point going back to the SG&A. We had multiple impacts to sales in the quarter, currency, the West Coast port thing, and then the shifting of orders from OXO which obviously impacts our operating leverage, and makes our SG&A ratio look higher for the quarter. So, it will naturally be higher because of those events. But as those normalize and we get more on a normalized sales pattern for the year, you should see the SG&A ratio decrease.

Steph Wissink  — Piper Jaffray & Co. - Analyst

Thank you. That’s very helpful, guys. Appreciate it. Best of luck.

Julien Mininberg  — Helen of Troy Limited - CEO

Thank you.

Operator

(Operator Instructions)

There are no other questions at this time.

Julien Mininberg  — Helen of Troy Limited - CEO

Thank you very much, everyone, for joining our call and for your continued interest in Helen of Troy, and especially for your support. We are looking forward to speaking with many of you in the coming day and weeks and updating you on our second-quarter results in October. And with there being no further question, thank you and have a wonderful evening.

Operator

Ladies and gentlemen, that does conclude today’s presentation. We do thank everyone for your participation.